CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Ipswich Bancshares, Inc.


We consent to the use of our report dated January 25, 2002, except note 22 as to which the date is February 26, 2002, included in the Annual Report of Ipswich Bancshares, Inc. for the year ended December 31, 2001, with respect to the consolidated financial statements included in this Form 10-K.





Portland, Maine                                        Limited Liability Company
March 28, 2002